As filed with the Securities and Exchange Commission on March 13, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MDA SPACE LTD.

(Exact name of Registrant as specified in its charter)

Ontario, Canada	98-1703588
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

7500 Financial Drive
Brampton, Ontario,

L6Y 6K7 Canada

Tel: (905) 790-2800

(Address of Principal Executive Offices) (Zip Code)

MDA Space Ltd. Second Amended and Restated Omnibus Equity Incentive Plan

MDA Space Ltd. Employee Share Purchase Plan

(Full title of the plans)

CT Corporation System

28 Liberty Street

New York, NY 10005

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copy to

Ryan J. Dzierniejko	David Snarch	Emily Ting
Skadden, Arps, Slate, Meagher & Flom LLP	MDA Space Ltd.	Christina Liao
One Manhattan West,	7500 Financial Drive,	Goodmans LLP
New York, NY 10001	Brampton, ON L6Y 6K7	Bay Adelaide Centre
United States	Canada	333 Bay Street, Suite 3400
(212) 735-3000	(905) 790-2800	Toronto, ON M5H 2S7 Canada
(416) 979-2211

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.      ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information. *

*         The information specified in Part I of Form S-8 is omitted from the Registration on Form S-8. Documents containing the information specified in Part I of Form S-8 will be sent or delivered to participants in the MDA Space Ltd. Second Amended and Restated Omnibus Equity Incentive Plan and MDA Space Ltd. Employee Share Purchase Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents or excerpts thereof as indicated, filed by MDA Space Ltd. (the “Company,” “MDA Space,” “us,” “we” or “our”) with the SEC are incorporated by reference into this Registration Statement:

(a)	the Company’s prospectus dated March 11, 2026, filed with the SEC on March 12, 2026, pursuant to Instruction II.L. of Form F-10, relating to the Company’s registration statement on Form F-10 (File No. 333- 294179), as amended by Amendment No. 1 thereto;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), since March 11, 2026; and

(c)	the description of the Company’s common shares contained in the registration statement on Form 8-A, filed with the SEC on March 11, 2026 (File No. 001-43190), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents. In addition, any Report on Form 6-K of the Company hereafter furnished to the SEC pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under section 136 of the Business Corporations Act (Ontario) and the by-laws of the Registrant, the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an “individual”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, but shall not indemnify an individual unless (i) such individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request; and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Registrant shall not indemnify the individual unless the individual had reasonable grounds for believing that his or her conduct was lawful.

Further, the Registrant may, with the approval of a court, indemnify an individual in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions (i) above. Such individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity as described above, provided the individual seeking an indemnity: (A) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (B) fulfills the conditions in (i) and (ii) above.

The Registrant maintains directors’ and officers’ liability insurance which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the Business Corporations Act (Ontario).

To the extent permitted by law, the Registrant has entered into an indemnification agreement with its directors and officers for liabilities incurred while performing their duties.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Specimen Common Share Certificate

4.2	Articles of the Company

4.3	Bylaws of the Company

4.4	MDA Space Ltd. Second Amended and Restated Omnibus Equity Incentive Plan

4.5	MDA Space Ltd. Employee Share Purchase Plan

5.1	Opinion of Goodmans LLP

23.1	Consent of Goodmans LLP (included in Exhibit 5.1 to this Registration Statement)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on page 6 of this Registration Statement)

107	Calculation of Filing Fee Table

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brampton, Province of Ontario, Country of Canada, on March 13, 2026.

MDA SPACE LTD.

By:	/s/ Guillaume Lavoie
Name:	Guillaume Lavoie
Title:	Chief Financial Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael Greenley and Guillaume Lavoie his or her true and lawful agent, proxy and attorney-in-fact, each of whom may act alone, with full power of substitution and resubstitution, to execute, in their name and on their behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendment thereto (and any additional Registration Statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and each of them, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Greenley	Chief Executive Officer and Director	March 13, 2026
Michael Greenley	(Principal Executive Officer)

/s/ Guillaume Lavoie	Chief Financial Officer	March 13, 2026
Guillaume Lavoie	(Principal Financial and Accounting Officer)

/s/ Brendan Paddick	Chairman, Lead Director	March 13, 2026
Brendan Paddick

/s/ Darren Farber	Director	March 13, 2026
Darren Farber

/s/ Jill Smith	Director	March 13, 2026
Jill Smith

/s/ John Risley	Director	March 13, 2026
John Risley

/s/ Karl Smith	Director	March 13, 2026
Karl Smith

/s/ Yaprak Baltacioglu	Director	March 13, 2026
Yaprak Baltacioglu

/s/ Yung Wu	Director	March 13, 2026
Yung Wu

Authorized Representative

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of the Registrant in the United States, on March 13, 2026.

MDA SYSTEMS INC.

By:	/s/ Michael Greenley
Name:	Michael Greenley
Title:	Chief Executive Officer and President